As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-277505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-3

(Registration No. 333-277505)

UNDER

THE SECURITIES ACT OF 1933

Chimerix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0903395
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2505 Meridian Parkway, Suite 100

Durham, North Carolina 27713

(919) 806-1074

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)33-0903395

Alan Campion

Chief Financial Officer

2505 Meridian Parkway, Suite 100

Durham, North Carolina 27713

(919) 806-1074

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Gordon

Victor Goldfeld

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-277505) (the “Registration Statement”), originally filed by Chimerix, Inc., a Delaware corporation (“Chimerix”), with the U.S. Securities and Exchange Commission (the “Commission”) on February 29, 2024, and declared effective by the Commission on May 3, 2024, registering the issuance and sale by Chimerix of up to $250,000,000 in aggregate offering price of any combination of Chimerix’s debt securities, common stock, preferred stock and/or warrants.

On April 21, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of March 4, 2025 (the “Merger Agreement”), by and among Chimerix, Jazz Pharmaceuticals Public Limited Company, an Irish public limited company (“Jazz”) and Pinetree Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Jazz (“Purchaser”), Purchaser merged with and into Chimerix, with Chimerix surviving as an indirect wholly owned subsidiary of Jazz.

As a result of the transactions contemplated by the Merger Agreement, Chimerix has terminated all offerings of its securities pursuant to the Registration Statement. Chimerix, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no securities registered by Chimerix pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Altos, State of California, on April 21, 2025.

Chimerix, Inc.

By:	/s/ Alan Campion
Name: Alan Campion
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.